Exhibit 12.1

August 6, 2024

Janover Inc.

6401 Congress Avenue, Suite 250

Boca Raton, Florida 33487

Attn: Board of Directors

Re:

Janover Inc.

Offering Statement on Form 1-A

Tier 2 best efforts offering of up to (I) 8,000,000 Shares of Common Stock and/or Pre-Funded Warrants to purchase up to 8,000,000 Shares of Common Stock (the “Company Shares”), and (II) 1,500,000 shares of common stock on behalf of certain selling stockholder (the “Selling Stockholder Shares”).

Ladies and Gentlemen:

We have acted as securities counsel to Janover Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of an Offering Statement on Form 1-A (the “Offering Statement”) pursuant to Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Offering Statement relates to the proposed issuance and sale by the Company on a best efforts basis of (i) up to 8,000,000 shares (each, a “Share” and collectively, the “Shares”) of common stock, par value $0.00001 per share, of the Company (the “Common Stock”), or (ii) 8,000,000 pre-funded warrants (the “Pre-Funded Warrants”), each exercisable for one share of Common Stock (each, a “Pre-Funded Warrant Share” and collectively, the “Pre-Funded Warrant Shares”, and together with the Pre-Funded Warrants and the Shares hereinafter referred to as the “Company Shares”), and 1,500,000 shares of common stock on behalf of certain selling stockholder (the “Selling Stockholder Shares”).

In rendering the opinions below, we have examined the Company’s articles of incorporation and bylaws, both as currently in effect, the Offering Statement, and the exhibits thereto, and such other records, instruments and documents as we have deemed necessary in order to render these opinions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In providing these opinions, we have further relied as to certain matters on information obtained from officers of the Company.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion as to the following:

1.	The Shares, when issued against payment therefor, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company;

2.	resolutions of the Board of Directors of the Company that authorized the Selling Stockholder Shares and authorizing the issuance of the Company Shares;
3.	The Pre-Funded Warrants, when issued against payment therefor, will constitute the legal, valid, and binding obligations of the Company; and

4.	The Pre-Funded Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, sold, and delivered by the Company pursuant to the Pre-Funded Warrants against payment therefor, will be validly issued, fully paid, and non-assessable shares of Common Stock of the Company. Further, we are of the opinion that the Selling Stockholder Shares are legally issued, fully paid, and non-assessable.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

Our opinion is limited to Delaware General Corporation Law and with regard to the Pre-Funded Warrants, the internal laws of the State of New York. We express no opinion as to the effect of the law of any other jurisdiction. Our opinions pertaining to the enforceability of the Pre-Funded Warrants are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws affecting the rights of creditors generally, and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Offering Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the offering circular. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW